Exhibit 99.1

January 25, 2021	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Fourth Quarter and

Annual Earnings of $1.28 and $4.21 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Year Ended December 31, 2020:

•	CECL Adoption: The recently-enacted COVID relief legislation, the Consolidated Appropriations Act, 2021, provides for an optional additional delay for certain bank holding companies to adopt the Current Expected Credit Loss (CECL) accounting standard. Great Southern Bancorp, Inc. (the Company) has elected to delay the initial adoption date of this standard to January 1, 2021, in accordance with guidance approved by the Securities and Exchange Commission. Therefore, the Company’s financial statements for the three months and year ended December 31, 2020, were prepared under the existing incurred loss accounting standard. The adoption of the CECL model during the first quarter of 2021 will require us to recognize a one-time cumulative adjustment to our allowance for loan losses and a liability for potential losses related to the unfunded portion of our loans and commitments in order to fully transition from the incurred loss model to the CECL model. We are currently finalizing our assessment of the impact to our financial statements upon initial adoption. We expect to increase the balance of our allowance for credit losses related to outstanding loans in a range of $10 million to $13 million and create an allowance for potential losses related to the unfunded portion of our loans and commitments in a range of $7 million to $8 million. The after-tax effect of this is expected to reduce our retained earnings by $13 million to $15 million.

•	Significant Notable Income and Expense Items: During the three months ended December 31, 2020, the Company recognized the following items:

o	The Company recorded valuation write-downs totaling $839,000 on three foreclosed commercial real estate properties and various former branch locations that were being offered for sale. Subsequent to the write-downs, one of the three commercial real estate properties was sold during the fourth quarter of 2020, leaving two remaining commercial properties valued at $513,000.

o	The Company recorded interest income of $1.0 million related to net deferred fee income accretion on Paycheck Protection Program (PPP) loans. Fees are accreted over the loan term with remaining deferred fees recorded in interest income when the loans pay off. During the fourth quarter of 2020, some of the loans were repaid by the Small Business Administration (SBA) in accordance with the borrower forgiveness terms of the PPP. We expect many of these PPP loans will repay in full during the first half of 2021. At December 31, 2020, remaining net deferred fees related to PPP loans totaled $2.0 million.

•	Total Loans: Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $202.0 million, or 4.1%, from December 31, 2019, to December 31, 2020. This increase was primarily in other residential (multi-family) loans, commercial business loans, one- to four-family residential loans and commercial real estate loans. These increases were partially offset by decreases in construction loans and consumer auto loans. The FDIC-assisted acquired loan portfolios decreased $28.6 million during the year ended December 31, 2020. Total gross loans decreased $27.6 million during the three months ended December 31, 2020. Outstanding net loan receivable balances increased $142.8 million, from $4.15 billion at December 31, 2019 to $4.30 billion at December 31, 2020, and decreased $117.0 million in the three months ended December 31, 2020.

•	Asset Quality: Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $8.1 million at December 31, 2020, a decrease of $943,000 from $9.1 million at September 30, 2020 and a decrease of $4.5 million from $12.6 million at December 31, 2019. Non-performing assets at December 31, 2020 were $3.8 million (0.07% of total assets), a decrease of $1.7 million from $5.5 million (0.10% of total assets) at September 30, 2020 and a decrease of $4.4 million from $8.2 million (0.16% of total assets) at December 31, 2019.

•	Net Interest Income: Net interest income for the fourth quarter of 2020 decreased $365,000 (or approximately 0.8%) to $44.6 million compared to $44.9 million for the fourth quarter of 2019. Net interest income was $44.2 million for the third quarter of 2020. Net interest margin was 3.41% for the quarter ended December 31, 2020, compared to 3.82% for the fourth quarter of 2019 and 3.36% for the quarter ended September 30, 2020. The decrease in net interest margin compared to the fourth quarter of 2019 was primarily the result of changes in the asset mix, with average cash equivalents increasing $212 million and average investment securities increasing $63 million. The average yield on cash equivalents decreased 153 basis points between the two periods. Also, the additional subordinated notes issued in June 2020 resulted in eight basis points of margin compression. In addition, the yield accretion on FDIC-acquired loans was 12 basis points less during the fourth quarter of 2020 compared to the fourth quarter of 2019. The positive impact on net interest margin from the additional yield accretion on acquired loan pools was seven basis points for the quarter ended December 31, 2020, 11 basis points for the year ended December 31, 2020, and nine basis points for the quarter ended September 30, 2020. Excluding the impact of the yield accretion, net interest margin was 3.34%, 3.38% and 3.27% for the three months ended December 31, 2020, year ended December 31, 2020 and three months ended September 30, 2020, respectively. For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of December 31, 2020, the Company’s Tier 1 Leverage Ratio was 10.9%, Common Equity Tier 1 Capital Ratio was 12.2%, Tier 1 Capital Ratio was 12.7%, and Total Capital Ratio was 17.2%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended December 31, 2020, were $1.28 per diluted common share ($17.8 million available to common shareholders) compared to $1.24 per diluted common share ($17.9 million available to common shareholders) for the three months ended December 31, 2019.

Preliminary earnings for the year ended December 31, 2020, were $4.21 per diluted common share ($59.3 million available to common shareholders) compared to $5.14 per diluted common share ($73.6 million available to common shareholders) for the year ended December 31, 2019.

For the quarter ended December 31, 2020, annualized return on average common equity was 11.27%, annualized return on average assets was 1.31%, and annualized net interest margin was 3.41%, compared to 11.78%, 1.44% and 3.82%, respectively, for the quarter ended December 31, 2019. For the year ended December 31, 2020, return on average common equity was 9.53%, return on average assets was 1.11%, and net interest margin was 3.49%, compared to 12.88%, 1.52% and 3.95%, respectively, for the year ended December 31, 2019.

Great Southern President and CEO Joseph W. Turner commented, “We ended a challenging year with strong operating results in the fourth quarter. Our performance underscores our associates’ dedication and tireless effort in taking care of our customers during this unprecedented time. As we continue to navigate through the pandemic, our focus remains on the well-being of our associates, customers and communities, and to respond to needs as they may arise. With the recent passage of the Economic Aid Act, we are pleased to participate in the reopening of the Small Business Administration’s PPP lending program that provides emergency financial support through federally guaranteed loans for eligible small business customers.

“For the fourth quarter of 2020, the Company earned $17.8 million ($1.28 per diluted common share), compared to $17.9 million ($1.24 per diluted common share) for the same period in 2019. The earnings per share increase reflects the Company’s common stock repurchase activities during 2020, with approximately 530,000 shares repurchased at an average price of $41.71. For the year, net interest income decreased $3.3 million in 2020 compared to 2019. However, for the year, non-interest income increased $4.1 million in 2020 compared to 2019, resulting in an increase in total revenue during a very challenging year. Net income for 2020 decreased compared to 2019, mainly due to increased loan loss provisions and higher non-interest expenses.

“The net interest margin for the fourth quarter of 2020 was 3.41%, an improvement of five basis points from the third quarter of 2020. The margin increase was primarily a result of reduced rates on deposits. The core net interest margin (which excludes additional yield accretion on acquired loan pools) also increased during the fourth quarter of 2020 compared to the third quarter of 2020, showing an improvement of seven basis points.”

Turner continued, “From the end of 2019, outstanding loan balances increased by approximately $143 million, including about $96 million in PPP loans. As expected, we experienced pay-offs and slower production during the fourth quarter of 2020, with outstanding loan balances decreasing by $117 million. Our pipeline of loan commitments and unfunded portions of loans continues to be relatively steady, and was up by about $74 million from the end of the third quarter of 2020.

“Through the end of 2020, credit quality metrics remained very strong. At December 31, 2020, non-performing assets were $3.8 million, a decrease of $1.7 million from September 30, 2020. Total net charge-offs were $422,000 for the full year of 2020. Pandemic-related loan modifications totaled $251 million at the end of the year, down from over $1 billion at the end of the second quarter. We are mindful of the uncertain economic conditions as we move forward, and we continue to strengthen the allowance for loan losses, which has increased by more than $15 million since the end of 2019.

“Capital remained very strong at December 31, 2020, with total stockholders’ equity growing from $603 million at the end of 2019 to $630 million at the end of 2020. Book value per share increased from $42.29 to $45.79 during the same time period. During the fourth quarter of 2020, we repurchased nearly 140,000 shares of our common stock at an average price of $44.62 per share and declared a regular quarterly cash dividend of $0.34 per share.”

COVID-19 Impact to Our Business and Response

Great Southern is actively monitoring and responding to the effects of the rapidly-changing COVID-19 pandemic. As always, the health, safety and well-being of our customers, associates and communities are the Company’s top priorities. Centers for Disease Control and Prevention (CDC) guidelines, as well as directives from federal, state and local officials, are being closely followed to make informed operational decisions.

During this unprecedented time, the Company is working diligently with its nearly 1,200 associates to enforce CDC-advised health, hygiene and social distancing practices. A significant number of non-frontline associates continue to work from home. Teams in nearly every operational department have been split, with part of each team working at an off-site disaster recovery facility to promote social distancing and to avoid service disruptions. To date, there have been no service disruptions or reductions in staffing. As a token of appreciation for our employees’ dedication, and to help support some of the needs of our associates, in March 2020 and again in August 2020, the Company rewarded all full-time and part-time associates with special pre-tax bonuses of $1,000 and $600, respectively. These two bonus payments and related benefit expenses totaled $2.2 million during 2020 and were included in Salaries and Employee Benefits in our financial statements.

Taking care of customers and providing uninterrupted access to services are essential. As always, customers can conduct their banking business using the banking center network, online and mobile banking services, ATMs, Telephone Banking, and online account opening services. As health conditions in local markets dictate, Great Southern banking center lobbies may be open following strict social distancing guidance from the CDC and local government officials. At this time, all of our banking center lobbies are closed but drive-thru service and in-person service by appointment are available.

The Company continues its participation in the PPP, which provides emergency financial support to small businesses by offering federally guaranteed loans through the SBA. The first round of the PPP ran from March to August 2020, with Great Southern originating approximately 1,600 PPP loans totaling approximately $120 million. During the fourth quarter of 2020, the Company began assisting first-round PPP borrowers with the SBA loan forgiveness process, contingent on each borrower’s eligibility.

On December 27, 2020, the Economic Aid Act authorized the reopening of the PPP for eligible first-draw and second-draw borrowers through March 31, 2021. The window opened on January 19, 2021, to begin taking PPP applications. First draw PPP loans are for those borrowers who did not receive a PPP loan before August 8, 2020. Second draw PPP loans are for eligible small businesses, with 300 employees or less, that previously received a first draw PPP loan and will use or have used the full amount only for authorized uses, and that can demonstrate at least a 25% reduction in gross receipts between comparable quarters in 2019 and 2020. The maximum amount of a second draw PPP loan is $2 million.

As a resource to customers, a COVID-19 information center has been made available on the Company’s website, www.GreatSouthernBank.com. General information about the Company’s pandemic response, how to receive assistance, and how to avoid COVID-19 scams and fraud are included.

Impacts to Our Business Going Forward: The magnitude of the impact on the Company of the COVID-19 pandemic is not yet fully known, and will depend on the length and severity of the economic downturn brought on by the pandemic. The Company expects that the COVID-19 pandemic will continue to impact our business in one or more of the following ways, among others. Each of these factors could, individually or collectively, result in reduced net income in future periods.

•	Consistently low market interest rates for a significant period of time may have a negative impact on our variable rate loans indexed to LIBOR and prime

•	Certain fees for deposit and loan products may be waived or reduced

•	Point-of-sale fee income may decline due to a decrease in spending by our debit card customers as they deal with state and local government requirements and other restrictions and may be adversely affected by reductions in their personal income and job losses

•	Non-interest expenses may increase as we continue to deal with the effects of the COVID-19 pandemic, including cleaning costs, supplies, equipment and other items

•	Banking center lobbies are currently closed, and will likely remain closed until the pandemic situation improves

•	Additional loan modifications may occur and borrowers may default on their loans, which may necessitate further increases to the allowance for credit losses

•	The contraction in economic activity may reduce demand for our loans and for our other products and services

Loan Modifications

At December 31, 2020, we had remaining 65 modified commercial loans with an aggregate principal balance outstanding of $233 million and 581 modified consumer and mortgage loans with an aggregate principal balance outstanding of $18 million. The loan modifications are within the guidance provided by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), the federal banking regulatory agencies, the Securities and Exchange Commission (SEC) and the Financial Accounting Standards Board (FASB); therefore, they are not considered troubled debt restructurings. At December 31, 2020, the modified loans were in the following categories (dollars in millions):

Collateral Type	# of Loans Modified	$ of Loans Modified	Interest Only 3 Months	Interest Only 4-6 Months	Interest Only 7-12 Months	Full Payment Deferral	Combined Interest Only and Payment Deferral	Weighted Average Loan to Value
Retail	10	$40.1	$3.0	$1.1	$29.3	$—	$6.7	60%
Multifamily	4	24.1	7.6	10.8	5.7	—	—	69%
Healthcare	2	21.6	—	—	—	—	21.6	61%
Hotel/Motel	10	93.5	—	8.4	24.1	—	61.0	61%
Office	6	10.0	0.4	0.2	3.2	—	6.2	49%
Warehouse/Other	8	9.7	—	—	3.3	1.1	5.3	72%
Restaurants	7	11.1	—	—	0.2	—	10.9	63%
Commercial Business	14	10.2	0.7	3.3	5.6	0.1	0.5
Land	4	12.3	11.3	—	1.0	—	—	57%
Total Commercial	65	232.6	23.0	23.8	72.4	1.2	112.2

Residential Mortgage	59	11.5	0.2	0.2	—	10.8	0.3	70%
Consumer	522	6.7	—	—	—	6.7	—
Total Consumer	581	18.2	0.2	0.2	—	17.5	0.3

Total	646	$250.8	$23.2	$24.0	$72.4	$18.7	$112.5

During the quarter ended December 31, 2020, loans with an aggregate principal balance outstanding of $139 million completed the modification period and returned to their normal payment schedule. Of the loans modified at September 30, 2020, $45.4 million in payments were received on these loans during the three months ended December 31, 2020. An additional $38.1 million of loan modifications were added during the three months ended December 31, 2020. A portion of the loans modified at December 31, 2020, may be further modified, and new loans may be modified, within the guidance provided by the CARES Act (and subsequent legislation enacted in December 2020), the federal banking regulatory agencies, the SEC and the FASB if a more severe or lengthier deterioration in economic conditions occurs in future periods.

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net interest income	$44,578	$44,943	$177,138	$180,392
Provision for loan losses	1,500	650	15,871	6,150
Non-interest income	9,957	7,694	35,050	30,957
Non-interest expense	31,076	29,536	123,225	115,138
Provision for income taxes	4,172	4,559	13,779	16,449
Net income and net income available to common shareholders	$17,787	$17,892	$59,313	$73,612

Earnings per diluted common share	$1.28	$1.24	$4.21	$5.14

NET INTEREST INCOME

Net interest income for the fourth quarter of 2020 decreased $365,000 to $44.6 million compared to $44.9 million for the fourth quarter of 2019. Net interest margin was 3.41% in the fourth quarter of 2020, compared to 3.82% in the same period of 2019, a decrease of 41 basis points. For the three months ended December 31, 2020, the net interest margin increased five basis points compared to the net interest margin of 3.36% in the three months ended September 30, 2020. In comparing the 2020 and 2019 fourth quarter periods, the average yield on loans decreased 82 basis points while the average rate on deposits declined 77 basis points. Most of the margin compression resulted from changes in the asset mix, with average cash equivalents increasing $212 million and average investment securities increasing $63 million. The average yield on cash equivalents decreased 153 basis points between the two periods. This change in asset mix represents about 16 basis points of the decrease, with the additional subordinated notes issued in June 2020 representing eight basis points. In addition, the yield accretion on FDIC-acquired loans was 12 basis points lower during the fourth quarter of 2020 compared to the fourth quarter of 2019. The increase in the margin from the three months ended September 30, 2020, was primarily due to reduced rates on deposits. The average interest rate spread was 3.20% for the three months ended December 31, 2020, compared to 3.49% for the three months ended December 31, 2019 and 3.12% for the three months ended September 30, 2020.

Net interest income for the year ended December 31, 2020 decreased $3.3 million to $177.1 million compared to $180.4 million for the year ended December 31, 2019. Net interest margin was 3.49% for the year ended December 31, 2020, compared to 3.95% for the year ended December 31, 2019, a decrease of 46 basis points. The decrease in margin comparing the year ended December 31, 2020 to the year ended December 31, 2019, was primarily due to the same factors as discussed above for the comparison of the current year fourth quarter margin to the prior year fourth quarter margin. The average yield on loans decreased 71 basis points while the average rate on deposits declined 48 basis points. Another significant portion of the margin compression resulted from changes in the asset mix, with average cash equivalents increasing $158 million and average investment securities increasing $100 million. The average yield on cash equivalents decreased 195 basis points between the two periods. In addition, the yield accretion on FDIC-acquired loans was five basis points lower during the year ended December 31, 2020 compared to the year ended December 31, 2019. The average interest rate spread was 3.23% for the year ended December 31, 2020, compared to 3.62% for the year ended December 31, 2019.

Additionally, the Company’s net interest income included accretion of the net deferred fees related to PPP loans originated earlier in 2020. The amount of deferred fees recognized in interest income was $1.0 million and $2.0 million in the three months and year ended December 31, 2020, respectively.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate the swap, effective immediately. The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and a portion of it is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded interest income related to the swap of $2.0 million and $7.7 million, respectively, in the three months and year ended December 31, 2020.

The Company’s net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). Because the balance of these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $2.0 million. Of the remaining adjustments affecting interest income, we expect to recognize $1.5 million of interest income during 2021.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	December 31, 2020		December 31, 2019
	(In thousands, except basis points data)
Impact on net interest income/net interest margin (in basis points)	$942	7 bps	$2,271	19 bps

	Year Ended
	December 31, 2020		December 31, 2019
	(In thousands, except basis points data)
Impact on net interest income/net interest margin (in basis points)	$5,574	11 bps	$7,433	16 bps

Excluding the impact of the additional yield accretion, net interest margin for the three months and year ended December 31, 2020, was 3.34% and 3.38%, respectively. This was a decrease of 29 and 41 basis points, respectively, when compared to the year-ago periods. Excluding the impact of the additional yield accretion, net interest margin for the three months ended September 30, 2020, was 3.27%. The December 31, 2020 three-month period also includes the full effect of the interest expense on the subordinated notes issued in June 2020, as does the September 30, 2020 three-month period. The compression in our margin excluding the impact of the additional yield accretion during the three months and year ended December 31, 2020 compared to the same periods in 2019 is primarily due to the same items as noted above.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended December 31, 2020, non-interest income increased $2.3 million to $10.0 million when compared to the quarter ended December 31, 2019, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales increased $1.8 million compared to the prior year quarter. The increase was due to an increase in originations of fixed-rate loans during the 2020 period compared to the 2019 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.

•	Other income: Other income increased $404,000 compared to the prior year quarter. In the 2019 period, the Company recognized a loss of $101,000 in sales and disposals of fixed assets compared to a $56,000 net gain on the sale and disposal of fixed assets and ATMs in the 2020 period. In the 2020 period, the Company recognized an additional $76,000 in income related to interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties when compared to the prior year period. The Company also recognized an additional $58,000 in income related to scheduled payments and exit fees of certain tax credit partnerships when compared to the prior year period.

For the year ended December 31, 2020, non-interest income increased $4.1 million to $35.1 million when compared to the year ended December 31, 2019, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales increased $5.5 million compared to the prior year period. The increase was due to an increase in originations of fixed-rate loans during the 2020 period compared to the 2019 period. As noted above, fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.

•	Other income: Other income increased $855,000 compared to the prior year period. In the 2020 period, the Company recognized approximately $734,000 of additional fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties when compared to 2019. The Company also recognized approximately $784,000 in income related to scheduled payments and exit fees of certain tax credit partnerships during the 2020 period, compared to $525,000 during the 2019 period. In the 2019 period, the Company recognized gains totaling $677,000 from the sale of, or recovery of, receivables and assets that were acquired several years prior in FDIC-assisted transactions, with no similar sales or recoveries in the current year.

•	Service charges, debit card and ATM fees: Service charges, debit card and ATM fees decreased $2.2 million compared to the prior year period. This decrease was primarily due to a decrease in overdraft and insufficient funds fees on customer accounts. This was due to both a reduction in usage by customers and a decision near the end of the first quarter of 2020 to waive (through August 31, 2020) certain fees for customers in response to the COVID-19 pandemic. The effects of that decision were felt during the second and third quarters of 2020. In addition, the Company recorded less in debit card and ATM fees due to a reduction in debit card and ATM usage between the periods. Also during the first quarter of 2020, $200,000 in additional expenses were netted against ATM fee income due to the conversion to a new debit card processing system.

NON-INTEREST EXPENSE

For the quarter ended December 31, 2020, non-interest expense increased $1.6 million to $31.1 million when compared to the quarter ended December 31, 2019, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $782,000 from the prior year quarter. The increase was primarily due to annual employee compensation merit increases and increased incentives in the mortgage division, where we have added staff and variable compensation increased due to significant increases in new mortgage loan originations, much of which is sold in the secondary market as noted above. Total salaries and benefits expense in the mortgage lending area increased $220,000 compared to the previous year period.

•	Insurance: Insurance expense increased $389,000 compared to the prior year quarter. This increase was primarily due to an increase in FDIC deposit insurance premiums. In the 2019 period, the Bank had a credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund. The deposit insurance fund balance was sufficient to cause no premium to be due for the three months ended December 31, 2019.

•	Expense on other real estate owned and repossessions: Expense on other real estate owned and repossessions increased $535,000 compared to the prior year period primarily due to higher valuation write-downs of certain foreclosed assets, partially offset by lower levels of expense related to consumer repossessions compared to the prior year period. During the three months ended December 31, 2019, valuation write-downs of certain foreclosed assets totaled approximately $59,000, while valuation write-downs in the three months ended December 31, 2020 totaled approximately $839,000.

For the year ended December 31, 2020, non-interest expense increased $8.1 million to $123.2 million when compared to the year ended December 31, 2019, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits increased $7.6 million in the year ended December 31, 2020 compared to the prior year. The increase was primarily due to annual employee compensation merit increases and increased incentives in lending, including mortgage lending activities as noted above, and operations areas. Total salaries and benefits expense in the mortgage lending area increased $2.4 million compared to the previous year. Additionally, in March 2020, the Company approved a special cash bonus to all employees totaling $1.1 million in response to the COVID-19 pandemic. In August 2020, the Company paid a second special cash bonus to all employees totaling $1.1 million in response to the pandemic.

•	Net occupancy expense: Net occupancy expense increased $1.4 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. This was primarily related to increased depreciation on new ATM/ITMs and ATM operating software upgrades implemented during the fourth quarter of 2019. Also included in net occupancy expense for 2020 are COVID-19-related expenses for various items such as cleaning services, equipment, costs to set up remote work sites and other items.

•	Insurance: Insurance expense increased $390,000 in 2020 compared to the prior year. This increase was primarily due to a decrease in FDIC deposit insurance premiums for the last six months of 2019, as described above.

•	Partnership tax credit: Partnership tax credit expense decreased $285,000 in the year ended December 31, 2020 compared to 2019. The Company periodically invests in certain tax credits and amortizes those investments over the period that the tax credits are used. The tax credit period for certain of these credits ended in 2020 and so the final amortization of the investment in those credits also ended in 2020.

The Company’s efficiency ratio for the quarter ended December 31, 2020, was 56.98% compared to 56.11% for the same quarter in 2019. The efficiency ratio for the year ended December 31, 2020, was 58.07% compared to 54.48% for the year ended December 31, 2019. The higher efficiency ratios in the three months and year ended December 31, 2020 were due to an increase in non-interest expense, partially offset by an increase in total revenue. Despite this increase in non-interest expense, the Company’s ratio of non-interest expense to average assets was 2.29% and 2.31% for the three months and year ended December 31, 2020, respectively, compared to 2.38% and 2.37% for the three months and year ended December 31, 2019. The decreases in the current three month and one year period ratios were primarily due to increases in average assets, generally offset by increases in non-interest expense. Average assets for the three months ended December 31, 2020, increased $480.2 million, or 9.7%, from the three months ended December 31, 2019, primarily due to increases in loans receivable, investment securities and interest bearing cash equivalents. Average assets for the year ended December 31, 2020, increased $468.4 million, or 9.6%, from the year ended December 31, 2019, primarily due to increases in loans receivable, investment securities and interest bearing cash equivalents.

INCOME TAXES

For the three months ended December 31, 2020 and 2019, the Company's effective tax rate was 19.0% and 20.3%, respectively. For the years ended December 31, 2020 and 2019, the Company's effective tax rate was 18.9% and 18.3%, respectively. These effective rates were lower than the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans and the overall level of pre-tax income. The Company's effective income tax rate is currently generally expected to remain below the statutory rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) to be approximately 18.5% to 19.5% in future periods.

CAPITAL

As of December 31, 2020, total stockholders’ equity and common stockholders’ equity were each $629.7 million (11.4% of total assets), equivalent to a book value of $45.79 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2019, were each $603.1 million (12.0% of total assets), equivalent to a book value of $42.29 per common share. At December 31, 2020, the Company’s tangible common equity to tangible assets ratio was 11.3%, compared to 11.9% at December 31, 2019. The reductions in the ratios of stockholders’ equity to total assets and tangible common equity to tangible assets were due to higher asset balances from increased levels of cash equivalents, investment securities and PPP and other loans and repurchases of the Company’s common stock. Included in stockholders’ equity at December 31, 2020 and 2019, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities totaling $23.3 million and $9.0 million, respectively. This increase in unrealized gains primarily resulted from lower market interest rates, which increased the fair value of the investment securities.

Also included in stockholders’ equity at December 31, 2020, were realized gains (net of taxes) on the Company’s cash flow hedge (interest rate swap), which was terminated in March 2020, totaling $29.9 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At December 31, 2020, the remaining pre-tax amount to be recorded in interest income was $38.7 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

On a preliminary basis, as of December 31, 2020, the Company’s Tier 1 Leverage Ratio was 10.9%, Common Equity Tier 1 Capital Ratio was 12.2%, Tier 1 Capital Ratio was 12.7%, and Total Capital Ratio was 17.2%. On December 31, 2020, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.8%, Common Equity Tier 1 Capital Ratio was 13.7%, Tier 1 Capital Ratio was 13.7%, and Total Capital Ratio was 14.9%.

During the three months ended December 31, 2020, the Company repurchased 139,776 shares of its common stock at an average price of $44.62 and declared a regular quarterly cash dividend of $0.34 per common share. During the year ended December 31, 2020, the Company repurchased 529,883 shares of its common stock at an average price of $41.71 and declared regular quarterly cash dividends totaling $1.36 per common share. In January 2020, the Company also declared a special cash dividend of $1.00 per common share.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $202.0 million, or 4.1%, from $4.9 billion at December 31, 2019, to $5.1 billion at December 31, 2020. This increase was primarily in other residential (multi-family) loans ($155 million), one- to four-family residential loans ($78 million), commercial real estate loans ($60 million), and commercial business loans ($58 million, including $95 million of PPP loans). These increases were partially offset by decreases in construction loans ($73 million) and consumer auto loans ($66 million). Total gross loans decreased $27.6 million from September 30, 2020. The FDIC-assisted acquired loan portfolios had net decreases totaling $7.5 million and $28.6 million, respectively, during the three months and year ended December 31, 2020. Outstanding net loan receivable balances increased $142.8 million, from $4.15 billion at December 31, 2019 to $4.30 billion at December 31, 2020, and decreased $117.0 million from September 30, 2020.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	December 2020	September 2020	June 2020	March 2020	December 2019	December 2018
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$164,480	$160,409	$158,687	$156,381	$155,831	$150,948
Secured by real estate (not one- to four-family)	22,273	19,295	16,124	16,832	19,512	11,063
Not secured by real estate - commercial business	77,411	114,519	105,071	79,117	83,782	87,480

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	42,162	33,359	37,789	50,101	48,213	37,162
Secured by real estate (not one-to four-family)	823,106	714,566	753,589	809,436	798,810	906,006

Loan commitments not closed
Secured by real estate (one-to four-family)	85,917	94,203	112,769	141,432	69,295	24,253
Secured by real estate (not one-to four-family)	45,860	50,264	73,103	95,652	92,434	104,871
Not secured by real estate - commercial business	699	800	800	—	—	405
	$1,261,908	$1,187,415	$1,257,932	$1,348,951	$1,267,877	$1,322,188

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

In the first quarter of 2020, pursuant to the CARES Act and guidance from the SEC and FASB, we elected to delay adoption of the new accounting standard (CECL) related to accounting for credit losses. Our 2020 financial statements are prepared under the existing incurred loss methodology standard for accounting for loan losses. Based on new legislation enacted in December 2020, and pursuant to guidance from the SEC and FASB, we elected to adopt CECL on January 1, 2021. The effect of the adoption of CECL will not impact the Company’s results of operations, as the initial adoption financial statement entries will flow through retained earnings as a cumulative change in accounting.

Management records a provision for loan losses in an amount it believes is sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews. The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Worsening economic conditions from the COVID-19 pandemic or continued poor economic conditions for an extended period of time, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended December 31, 2020 was $1.5 million compared with $650,000 for the quarter ended December 31, 2019. The provision for loan losses for the year ended December 31, 2020 was $15.9 million compared with $6.2 million for the year ended December 31, 2019. In the quarter ended December 31, 2020, the Company experienced net recoveries of $5,000. Total net charge-offs were $762,000 for the three months ended December 31, 2019. During the quarter ended December 31, 2020, a substantial portion of the gross charge-offs were in the consumer category. Total net charge-offs were $422,000 and $4.3 million for years ended December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, a substantial portion of the $422,000 of net charge-offs were in the consumer category. We have seen and expect to continue to see rapid reductions in the automobile loan outstanding balance as we determined in February 2019 to cease providing indirect lending services to automobile dealerships. At December 31, 2020, indirect automobile loans totaled approximately $48 million. We expect this balance will be largely paid off in the next year. General market conditions and unique circumstances related to specific industries and individual projects contributed to the level of provisions and charge-offs. In 2020, due to the COVID-19 pandemic and its effects on the overall economy and unemployment, the Company increased its provisions for loan losses and increased its allowance for loan losses, even though actual realized net charge-offs were very low. Collateral and repayment evaluations of all assets categorized as potential problem loans, non-performing loans or foreclosed assets were completed with corresponding charge-offs or reserve allocations made as appropriate.

All FDIC-acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date.  These loan pools have been systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition.  Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include larger loan relationships and those loan pools which exhibit higher risk characteristics.  Review of the acquired loan portfolio also includes a review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-assisted acquired loans, was 1.32%, 1.00% and 1.24% at December 31, 2020, December 31, 2019 and September 30, 2020, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Bank’s loan portfolio at December 31, 2020, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If current economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional loan loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition. Beginning in 2021, management will evaluate the adequacy of its allowance for credit losses under CECL instead of under the incurred loss accounting standards.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools. Therefore, these loan pools are analyzed rather than the individual loans. The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at December 31, 2020 were $3.8 million, a decrease of $4.4 million from $8.2 million at December 31, 2019, and a decrease of $1.7 million from $5.5 million at September 30, 2020. Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.07% at December 31, 2020, compared to 0.16% at December 31, 2019 and 0.10% at September, 2020.

Compared to December 31, 2019 and September 30, 2020, non-performing loans decreased $1.5 million and $794,000, respectively, to $3.0 million at December 31, 2020, and foreclosed assets decreased $2.9 million and $844,000, respectively, to $777,000 at December 31, 2020. Non-performing one- to four-family residential loans comprised $1.6 million, or 51.6%, of the total non-performing loans at December 31, 2020, a decrease of $589,000 from September 30, 2020. Non-performing consumer loans comprised $771,000, or 25.3%, of the total non-performing loans at December 31, 2020, a decrease of $65,000 from September 30, 2020. Non-performing commercial real estate loans comprised $587,000, or 19.3%, of the total non-performing loans at December 31, 2020, a decrease of $114,000 from September 30, 2020. Non-performing commercial business loans comprised $114,000, or 3.8%, of the total non-performing loans at December 31, 2020, a decrease of $26,000 from September 30, 2020.

Compared to December 31, 2019 and September 30, 2020, potential problem loans decreased $58,000 and increased $695,000, respectively, to $4.3 million at December 31, 2020. Due to the impact on economic conditions from COVID-19, however, it is possible that we could experience an increase in potential problem loans in 2021. As noted, we experienced an increased level of loan modifications in late March through June 2020; however, total loan modifications were much lower at September 30, 2020 and decreased further at December 31, 2020. In accordance with guidance from the banking regulatory agencies, we made certain short-term modifications to loan terms to help our customers navigate through the current pandemic situation. Although loan modifications were made, they did not automatically result in these loans being classified as troubled debt restructurings, potential problem loans or non-performing loans. If more severe or lengthier negative impacts of the COVID-19 pandemic occur or the effects of the SBA loan programs and other loan and stimulus programs do not enable companies and individuals to completely recover financially, this could result in longer-term modifications, which may be deemed to be troubled debt restructurings, additional potential problem loans and/or additional non-performing loans. Further actions on our part, including additions to the allowance for loan losses, could result.

Activity in the non-performing loans categories during the quarter ended December 31, 2020, was as follows:

	Beginning Balance, October 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	2,160	121	(284)	(161)	(134)	(29)	(102)	1,571
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	701	—	(94)	—	—	—	(20)	587
Commercial business	140	—	—	—	—	—	(26)	114
Consumer	836	126	(39)	(28)	(7)	(29)	(88)	771

Total	$3,837	$247	$(417)	$(189)	$(141)	$(58)	$(236)	$3,043

At December 31, 2020, the non-performing one- to four-family residential category included 23 loans, one of which was added during the current quarter. The largest relationship in the category totaled $274,000, or 17.5% of the total category. The non-performing commercial real estate category included three loans, none of which were added during the current quarter. The largest relationship in the category totaled $495,000, or 84.4% of the total category. The non-performing commercial business category included two loans, neither of which was added during the current quarter. The non-performing consumer category included 65 loans, eight of which were added during the current quarter, and the majority of which are indirect and used automobile loans.

Activity in the potential problem loans category during the quarter ended December 31, 2020, was as follows:

	Beginning Balance, October 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, December 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	22	—	—	—	—	—	(1)	21
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	713	161	—	—	—	—	(11)	863
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,355	522	—	—	—	—	(26)	2,851
Commercial business	—	—	—	—	—	—	—	—
Consumer	538	171	(34)	(4)	(12)	(22)	(49)	588

Total	$3,628	$854	$(34)	$(4)	$(12)	$(22)	$(87)	$4,323

At December 31, 2020, the commercial real estate category of potential problem loans included three loans, one of which was added during the current quarter. The largest relationship in this category (added during 2018), which totaled $1.8 million, or 62.3% of the total category, is collateralized by a mixed use commercial retail building. Payments were current on this relationship at December 31, 2020. The one- to four-family residential category of potential problem loans included 18 loans, one of which was added during the current quarter. The consumer category of potential problem loans included 52 loans, 14 of which were added during the current quarter, and the majority of which are indirect and used automobile loans.

Activity in foreclosed assets and repossessions during the quarter ended December 31, 2020, excluding $446,000 in foreclosed assets related to loans acquired in FDIC-assisted transactions and $654,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, October 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, December 31
	(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	350	—	(10)	—	(77)	263
Land development	1,075	—	(350)	—	(475)	250
Commercial construction	—	—	—	—	—	—
One- to four-family residential	—	134	(23)	—	—	111
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	196	186	(229)	—	—	153

Total	$1,621	$320	$(612)	$—	$(552)	$777

At December 31, 2020, the land development category of foreclosed assets included one property in the Camdenton, Mo. area and had a balance of $250,000. One land development property in the Branson, Mo. area incurred a valuation write-down and price reduction and was sold during the quarter. The subdivision construction category of foreclosed assets included one property, located in the Branson, Mo. area, and had a balance of $263,000 after a valuation write-down. The one- to four-family residential category of foreclosed assets included one property in western Missouri. Two properties were added during the three months ended December 31, 2020, one of which was also sold during the period. The amount of additions and sales in the consumer category are due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process. The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017. The level of delinquencies and repossessions in indirect and used automobile loans generally decreased in 2018 through 2020.

BUSINESS INITIATIVES

Great Southern is actively monitoring and responding to the effects of the evolving COVID-19 pandemic. As always, the health, safety and well-being of our customers, associates and communities while maintaining uninterrupted service are the Company’s top priorities. Please see the “COVID-19 Business Impact and Response” section of this news release for further information, including the Company’s participation in the reopening of the SBA’s PPP for small businesses.

The Company’s banking center network continues to evolve. In the Joplin, Missouri, market, the Company purchased a banking facility in the fourth quarter of 2019 vacated by another financial institution, which included a contractual black-out period ending in April 2021. A third party vendor has been engaged by the Company to redesign this facility as a “bank of the future” prototype to incorporate evolving customer preferences. Variations of this prototype design may be utilized in other select banking centers in the Company’s footprint in the future. The Company expects the new office in Joplin to be completed in the third quarter of 2021, whereupon the nearby leased banking center at 1710 E. 32nd Street will be consolidated into this new office. We have two banking centers currently serving the Joplin market.

The Company will host a conference call on Tuesday, January 26, 2021, at 2:00 p.m. Central Time to discuss fourth quarter 2020 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 8688194. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 94 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the SEC, in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic is adversely affecting the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Cut and Jobs Act; (xi) changes in accounting policies and practices or accounting standards, including Accounting Standards Update 2016-13, Credit Losses (Topic 326), “Measurement of Credit Losses on Financial Instruments,” commonly referenced as the Current Expected Credit Loss model, which, upon adoption, is expected to result in an increase in the Company’s allowance for credit losses; (xii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months and years ended December 31, 2020 and 2019, and the three months ended September 30, 2020, are not necessarily indicative of the results of operations which may be expected for any future period.

	December 31,	December 31,
	2020	2019
	(In thousands)
Selected Financial Condition Data:
Total assets	$5,526,420	$5,015,072
Loans receivable, gross	4,361,807	4,201,380
Allowance for loan losses	55,743	40,294
Other real estate owned, net	1,877	5,525
Available-for-sale securities, at fair value	414,933	374,175
Deposits	4,516,903	3,960,106
Total borrowings	339,863	412,374
Total common stockholders’ equity	629,741	603,066
Non-performing assets (excluding FDIC-assisted transaction assets)	3,820	8,170

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020
	(In thousands)
Selected Operating Data:
Interest income	$52,619	$58,726	$217,703	$234,994	$53,599
Interest expense	8,041	13,783	40,565	54,602	9,431
Net interest income	44,578	44,943	177,138	180,392	44,168
Provision for loan losses	1,500	650	15,871	6,150	4,500
Non-interest income	9,957	7,694	35,050	30,957	9,466
Non-interest expense	31,076	29,536	123,225	115,138	31,988
Provision for income taxes	4,172	4,559	13,779	16,449	3,692
Net income and net income available to common shareholders	$17,787	$17,892	$59,313	$73,612	$13,454

	At or For the Three Months Ended		At or For the Year Ended		At or For the Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.28	$1.24	$4.21	$5.14	$0.96
Book value	$45.79	$42.29	$45.79	$42.29	$45.00

Earnings Performance Ratios:
Annualized return on average assets	1.31%	1.44%	1.11%	1.52%	0.98%
Annualized return on average common stockholders’ equity	11.27%	11.78%	9.53%	12.88%	8.48%
Net interest margin	3.41%	3.82%	3.49%	3.95%	3.36%
Average interest rate spread	3.20%	3.49%	3.23%	3.62%	3.12%
Efficiency ratio	56.98%	56.11%	58.07%	54.48%	59.64%
Non-interest expense to average total assets	2.29%	2.38%	2.31%	2.37%	2.34%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.32%	1.00%	1.32%	1.00%	1.24%
Non-performing assets to period-end assets	0.07%	0.16%	0.07%	0.16%	0.10%
Non-performing loans to period-end loans	0.07%	0.11%	0.07%	0.11%	0.09%
Annualized net charge-offs to average loans	0.00%	0.07%	0.01%	0.10%	0.01%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	December 31, 2020	December 31, 2019	September 30, 2020
	(In thousands)
Assets
Cash	$92,403	$99,299	$91,098
Interest-bearing deposits in other financial institutions	471,326	120,856	247,168
Cash and cash equivalents	563,729	220,155	338,266

Available-for-sale securities	414,933	374,175	445,940
Mortgage loans held for sale	17,780	9,242	23,973
Loans receivable (1), net of allowance for loan losses of $55,743 – December 2020; $40,294 – December 2019; $54,238 – September 2020	4,296,804	4,153,982	4,413,764
Interest receivable	12,793	13,530	14,139
Prepaid expenses and other assets	58,889	74,984	44,671
Other real estate owned and repossessions (2), net	1,877	5,525	3,007
Premises and equipment, net	139,170	141,908	140,502
Goodwill and other intangible assets	6,944	8,098	7,232
Federal Home Loan Bank stock and other interest earning assets	9,806	13,473	11,036
Current and deferred income taxes	3,695	—	480

Total Assets	$5,526,420	$5,015,072	$5,443,010

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,516,903	$3,960,106	$4,443,757
Securities sold under reverse repurchase agreements with customers	164,174	84,167	155,042
Short-term borrowings	1,518	228,157	1,218
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	148,397	74,276	148,217
Accrued interest payable	2,594	4,250	2,859
Advances from borrowers for taxes and insurance	7,536	7,484	11,841
Accounts payable and accrued expenses	29,783	24,904	29,659
Current and deferred income taxes	—	2,888	—
Total Liabilities	4,896,679	4,412,006	4,818,367

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding December 2020, December 2019 and September 2020 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding December 2020 – 13,752,605 shares; December 2019 – 14,261,052 shares; September 2020 – 13,880,570 shares	138	143	139
Additional paid-in capital	35,004	33,510	34,539
Retained earnings	541,448	537,167	534,331
Accumulated other comprehensive gain	53,151	32,246	55,634
Total Stockholders’ Equity	629,741	603,066	624,643

Total Liabilities and Stockholders’ Equity	$5,526,420	$5,015,072	$5,443,010

(1)	At December 31, 2020, December 31, 2019 and September 30, 2020, includes loans, net of discounts, totaling $98.6 million, $127.2 million and $106.1 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)	At December 31, 2020, December 31, 2019 and September 30, 2020, includes foreclosed assets, net of discounts, totaling $446,000, $1.0 million and $446,000, respectively, which were acquired in FDIC-assisted transactions. In addition, December 31, 2020, December 31, 2019 and September 30, 2020, includes $654,000, $871,000 and $940,000 of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2020	2019	2020	2019	2020
Interest Income
Loans	$49,510	$55,495	$204,964	$223,047	$50,476
Investment securities and other	3,109	3,231	12,739	11,947	3,123
	52,619	58,726	217,703	234,994	53,599
Interest Expense
Deposits	5,719	11,725	32,431	45,570	7,094
Short-term borrowings and repurchase agreements	7	732	675	3,635	8
Subordinated debentures issued to capital trust	117	232	628	1,019	128
Subordinated notes	2,198	1,094	6,831	4,378	2,201
	8,041	13,783	40,565	54,602	9,431

Net Interest Income	44,578	44,943	177,138	180,392	44,168
Provision for Loan Losses	1,500	650	15,871	6,150	4,500
Net Interest Income After Provision for Loan Losses	43,078	44,293	161,267	174,242	39,668

Noninterest Income
Commissions	132	219	892	889	318
Service charges, debit card and ATM fees	5,094	5,011	18,684	20,898	4,692
Net gains on loan sales	2,781	962	8,089	2,607	2,878
Late charges and fees on loans	244	367	1,419	1,432	352
Net realized gains (losses) on sales of available-for-sale securities	—	(72)	78	(62)	—
Gain (loss) on derivative interest rate products	160	65	(264)	(104)	89
Other income	1,546	1,142	6,152	5,297	1,137
	9,957	7,694	35,050	30,957	9,466

Noninterest Expense
Salaries and employee benefits	17,111	16,329	70,810	63,224	18,701
Net occupancy and equipment expense	6,963	6,755	27,582	26,217	7,147
Postage	775	855	3,069	3,198	748
Insurance	737	348	2,405	2,015	753
Advertising	817	645	2,631	2,808	757
Office supplies and printing	210	334	1,016	1,077	271
Telephone	890	934	3,794	3,580	987
Legal, audit and other professional fees	533	601	2,378	2,624	582
Expense on other real estate and repossessions	1,077	542	2,023	2,184	199
Partnership tax credit investment amortization	80	91	80	365	—
Acquired deposit intangible asset amortization	289	289	1,154	1,190	289
Other operating expenses	1,594	1,813	6,283	6,656	1,554
	31,076	29,536	123,225	115,138	31,988
Income Before Income Taxes	21,959	22,451	73,092	90,061	17,146
Provision for Income Taxes	4,172	4,559	13,779	16,449	3,692

Net Income and Net Income Available to Common Shareholders	$17,787	$17,892	$59,313	$73,612	$13,454

Earnings Per Common Share
Basic	$1.29	$1.26	$4.22	$5.18	$0.96
Diluted	$1.28	$1.24	$4.21	$5.14	$0.96

Dividends Declared Per Common Share	$0.34	$0.34	$2.36	$2.07	$0.34

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $2.2 million and $921,000 for the three months ended December 31, 2020 and 2019, respectively. Net fees included in interest income were $6.6 million and $4.0 million for the year ended December 31, 2020 and 2019, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	December 31, 2020(1)	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.62%	$671,257	$7,150	4.24%	$571,496	$7,353	5.10%
Other residential	4.18	968,507	10,905	4.48	804,712	10,597	5.22
Commercial real estate	4.14	1,537,916	16,617	4.30	1,499,340	19,021	5.03
Construction	4.34	665,482	7,658	4.58	714,021	10,194	5.66
Commercial business	3.89	345,472	3,855	4.44	257,375	3,168	4.88
Other loans	5.14	254,179	3,116	4.88	342,387	4,935	5.72
Industrial revenue bonds	4.43	15,223	209	5.47	14,458	227	6.23

Total loans receivable	4.29	4,458,036	49,510	4.42	4,203,789	55,495	5.24

Investment securities	2.98	437,363	3,038	2.76	374,587	2,865	3.03
Other interest-earning assets	0.25	301,517	71	0.09	89,471	366	1.62

Total interest-earning assets	3.80	5,196,916	52,619	4.03	4,667,847	58,726	4.99
Non-interest-earning assets:
Cash and cash equivalents		94,842			92,633
Other non-earning assets		145,763			196,844
Total assets		$5,437,521			$4,957,324

Interest-bearing liabilities:
Interest-bearing demand and savings	0.22	$2,089,566	1,467	0.28	$1,555,775	2,248	0.57
Time deposits	1.00	1,442,088	4,252	1.17	1,731,904	9,477	2.17
Total deposits	0.53	3,531,654	5,719	0.64	3,287,679	11,725	1.41
Short-term borrowings and repurchase agreements	0.02	147,875	7	0.02	247,898	732	1.17
Subordinated debentures issued to capital trust	1.81	25,774	117	1.81	25,774	232	3.57
Subordinated notes	5.84	148,332	2,198	5.90	74,239	1,094	5.85

Total interest-bearing liabilities	0.72	3,853,635	8,041	0.83	3,635,590	13,783	1.50
Non-interest-bearing liabilities:
Demand deposits		908,226			677,952
Other liabilities		44,511			36,474
Total liabilities		4,806,372			4,350,016
Stockholders’ equity		631,149			607,308
Total liabilities and stockholders’ equity		$5,437,521			$4,957,324

Net interest income:
Interest rate spread	3.08%		$44,578	3.20%		$44,943	3.49%
Net interest margin*				3.41%			3.82%
Average interest-earning assets to average interest-bearing liabilities		134.9%			128.4%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at December 31, 2020, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended December 31, 2020.

	December 31, 2020(1)	Year Ended December 31, 2020			Year Ended December 31, 2019
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.62%	$652,096	$29,099	4.46%	$532,051	$27,450	5.16%
Other residential	4.18	930,529	43,902	4.72	812,412	43,931	5.41
Commercial real estate	4.14	1,526,618	69,437	4.55	1,443,435	74,256	5.14
Construction	4.34	665,546	32,443	4.87	706,581	41,767	5.91
Commercial business	3.89	325,397	14,070	4.32	258,606	13,234	5.12
Other loans	5.14	283,678	15,184	5.35	387,854	21,511	5.55
Industrial revenue bonds	4.43	15,395	829	5.38	14,841	898	6.05

Total loans receivable	4.29	4,399,259	204,964	4.66	4,155,780	223,047	5.37

Investment securities	2.98	426,383	12,262	2.88	326,450	10,066	3.08
Other interest-earning assets	0.25	246,110	477	0.19	87,767	1,881	2.14

Total interest-earning assets	3.80	5,071,752	217,703	4.29	4,569,997	234,994	5.14
Non-interest-earning assets:
Cash and cash equivalents		93,832			92,315
Other non-earning assets		157,842			192,695
Total assets		$5,323,426			$4,855,007

Interest-bearing liabilities:
Interest-bearing demand and savings	0.22	$1,867,166	7,096	0.38	$1,507,518	7,971	0.53
Time deposits	1.00	1,636,205	25,335	1.55	1,716,786	37,599	2.19
Total deposits	0.53	3,503,371	32,431	0.93	3,224,304	45,570	1.41
Short-term borrowings and repurchase agreements	0.02	183,498	675	0.37	260,024	3,635	1.40
Subordinated debentures issued to capital trust	1.81	25,774	628	2.44	25,774	1,019	3.95
Subordinated notes	5.84	115,335	6,831	5.92	74,070	4,378	5.91

Total interest-bearing liabilities	0.72	3,827,978	40,565	1.06	3,584,172	54,602	1.52
Non-interest-bearing liabilities:
Demand deposits		826,900			665,606
Other liabilities		46,111			33,592
Total liabilities		4,700,989			4,283,370
Stockholders’ equity		622,437			571,637
Total liabilities and stockholders’ equity		$5,323,426			$4,855,007

Net interest income:
Interest rate spread	3.08%		$177,138	3.23%		$180,392	3.62%
Net interest margin*				3.49%			3.95%
Average interest-earning assets to average interest-bearing liabilities		132.5%			127.5%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at December 31, 2020, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the year ended December 31, 2020.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Year Ended
	December 31,				December 31,
	2020		2019		2020		2019
	(Dollars in thousands)
Reported net interest income/margin	$44,578	3.41%	$44,943	3.82%	$177,138	3.49%	$180,392	3.95%
Less: Impact of FDIC-assisted acquired loan accretion adjustments	942	0.07	2,271	0.19	5,574	0.11	7,433	0.16
Core net interest income/margin	$43,636	3.34%	$42,672	3.63%	$171,564	3.38%	$172,959	3.79%

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	December 31,	December 31,
	2020	2019
	(Dollars in thousands)
Common equity at period end	$629,741	$603,066
Less: Intangible assets at period end	6,944	8,098
Tangible common equity at period end (a)	$622,797	$594,968

Total assets at period end	$5,526,420	$5,015,072
Less: Intangible assets at period end	6,944	8,098
Tangible assets at period end (b)	$5,519,476	$5,006,974

Tangible common equity to tangible assets (a) / (b)	11.28%	11.88%